EXHIBIT 10.1

AMENDMENT TO ROYALTY AGREEMENT

This Amendment to Royalty Agreement dated June 19, 2007 (“Effective Date,” hereinafter the “Amendment”), shall modify the Royalty Agreement dated October 9, 2002 (“Royalty Agreement”) by and between SERADYN, INC. (“Seradyn”), a Delaware corporation, and OPUS DIAGNOSTICS, INC. (“Opus”), a Delaware corporation.

WHEREAS, pursuant to a Purchase and Sale Agreement by and among Seradyn, Opus, and  Opus’ parent, Caprius, Inc. (collectively the “Parties”), dated October 9, 2002 (“Purchase Agreement”), Seradyn acquired substantially all of the assets of Opus;

WHEREAS, pursuant to the above-referenced Royalty Agreement, Seradyn and Opus agreed that a certain portion of the Purchase Price would be paid to Opus by Seradyn in the form of a ten (10) year royalty payment beginning November 1, 2002; and

WHEREAS, the parties intend to modify the payment terms set forth in the Royalty Agreement pursuant to the terms of this Amendment.

NOW, THEREFORE, in consideration of the premises and the covenants, terms and conditions contained herein, the Parties agree as follows:

1.  Seradyn agrees to pay to Opus a $500,000.00 lump sum payment representing any and all outstanding, current and future royalties owed to Opus by Seradyn under section 2 of the Royalty Agreement as of May 15, 2007 (“Final Payment”), excluding the payment due for the period April 1 to May 15, 2007.  No later than June 25, 2007, Opus shall submit a final claim to Seradyn for any royalties Opus claims it is owed under the Royalty Agreement for the period from April 1 to May 15, 2007.  Seradyn agrees to pay any outstanding and undisputed royalties incurred prior to May 15, 2007 (Additional Royalties”) to Opus pursuant to the terms set forth in this Amendment.

2.  Seradyn shall pay to Opus the Final Payment and any Additional Royalties in cash or immediately available wire transfer funds within ten (10) business days from the Effective Date of this Amendment.  The transfer of these funds for the Final Payment and Additional Royalties shall represent a full and final payment for all royalties owed by Seradyn to Opus or Caprius under section 2 of the Royalty Agreement and hence a full and final payment of the Purchase Price under the Purchase Agreement.

3.  Upon receipt by Opus of the Final Payment and any Additional Royalties, the Royalty Agreement shall terminate and have no further force and effect, and upon such termination Seradyn shall release and fully discharge Opus and Caprius, and their respective officers, directors, employees and agents (collectively, the "Releasees"), from any claims or obligations that Seradyn may have had, now has or hereafter may have against the Releasees arising from or related to the Royalty Agreement, and Opus and Caprius each shall release and fully discharge Seradyn, and its officers, directors, employees and agents (collectively, the "Seradyn Releasees") from any obligations that either Opus or Caprius may have had, now has or hereafter may have against the Seradyn Releasees arising from or related to the Royalty Agreement.

4.  Unless otherwise specified in this Amendment, capitalized terms in this Amendment shall have the same meaning as that term is defined in the Royalty Agreement or Purchase Agreement.

5.  This Amendment may be modified or amended only in writing duly executed by or on behalf of all the parties hereto.

6.  The parties shall treat this Amendment as a confidential document, other than for disclosures required by law.

7.  This Amendment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Amendment contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the day and year first above written.

SERADYN, INC.		OPUS DIAGNOSTICS, INC.

By:	/s/Mark Roberts	By:	/s/ Dwight Morgan
Print Name: Mark Roberts		Print Name: Dwight Morgan
Title: G.M.		Title: Chief Executive Officer

CAPRIUS, INC.

		By:	/s/Dwight Morgan
Print Name: Dwight Morgan
Title: President & CEO